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                                                                     EXHIBIT 8.1
                     [McDERMOTT, WILL & EMERY LETTERHEAD]


                               December 9, 1996



Canandaigua Wine Company, Inc.
116 Buffalo Street
Canandaigua, NY  14424

     Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

     We have acted as counsel to Canandaigua Wine Company, Inc. (the "Company") in connection with the above-referenced registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration of $65,000,000 aggregate principal amount of 8 3/4% Series C Senior Subordinated Notes due 2003 (the "Exchange Notes") of the Company to be offered in exchange (the "Exchange") for the Company's outstanding 8 3/4% Series B Senior Subordinated Notes due 2003 (the "Old Notes").

     We have reviewed the information that appears under the caption "Certain Federal Income Tax Considerations" in the prospectus that is included in the Registration Statement. In our opinion (i) the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a material modification of the terms of the Notes and, accordingly, such exchange should not be treated as an exchange or otherwise as a taxable event for federal income tax purposes; and (ii) the material United States Federal tax considerations applicable to the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer are set forth in the foregoing referenced section.


                                 Very truly yours,


                                 /s/ McDermott, Will & Emery